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EXHIBIT 99.1

                      [LOGO OF THE TOWN AND COUNTRY TRUST]

FOR IMMEDIATE RELEASE

THE TOWN AND COUNTRY TRUST ANNOUNCES SALE OF ADDITIONAL CONVERTIBLE SENIOR NOTES

BALTIMORE, September 5, 2003 -- The Town and Country Trust (NYSE: TCT) announced today that it has sold an additional $9.75 million aggregate principal amount of its 5.375% Convertible Senior Notes due 2023. The Notes were sold to the initial purchaser pursuant to an existing option originally granted in the previously completed $65.0 million private offering of the Notes.

The Notes have been offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Notes have not been and may not be registered under the Securities Act and may not be offered or sold in the United States absent an applicable exemption from the registration requirements of the Securities Act.

The Town and Country Trust is a multifamily real estate investment trust that owns and operates 14,193 apartment homes in 41 communities in the Mid-Atlantic and Southeast.

With the exception of historical information, the matters herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Management cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied. Examples of such factors that could result in such differences include but are not limited to: interest rate fluctuations; competition for tenants; changes in the Company's capacity to acquire additional apartment properties and any changes in the Company's financial condition or operating results due to an acquisition of additional apartment properties; local economic and business conditions, including without limitation, conditions which may affect public securities markets generally, the real estate investment trust industry, or the markets in which the Company's apartment properties are located, and other factors referred to in the Company's periodic and other reports filed with the Securities and Exchange Commission.

FOR FURTHER DETAILS CONTACT
THE TOWN AND COUNTRY TRUST:
James Dolphin               Alan W. Lasker            FRB/WEBER SHANDWICK
Executive Vice President    Senior Vice President     Joseph Calabrese
                                                      (Investor Inquiries)
(410) 539-7600              (212) 407-2150            (212) 445-8434